[Cozen O’Connor Letterhead]
Exhibit 5
October 14, 2009
Board of Directors
Converted Organics Inc.
7A Commercial Wharf West
Boston MA 02110

Re:	Registration Statement on Form S-1 for Converted Organics Inc.
Gentlemen:
     Reference is made to the Registration Statement on Form S-1 (“Registration Statement”) filed by Converted Organics Inc. (“Company”), a Delaware corporation, pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), which Registration Statement incorporates by reference the contents of the registration statement on Form S-1 filed by the Company (File No. 333-161917) (the “Initial Registration Statement”), including the exhibits therewith, covering (i) 2,500,000 units (the “Units”) with each Unit consisting of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and one non-redeemable Class H warrant to purchase one share of the Common Stock (the “Class H Warrant”), to the underwriters for whom Chardan Capital Markets, LLC is acting as representative (the “Underwriters”), (ii) up to 375,000 Units which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, (the “Over-Allotment Units”), (iii) all shares of Common Stock and all Class H Warrants issued as part of the Units and Over-Allotment Units, and (iv) all shares of Common Stock issuable upon exercise of the Class H Warrants included in the Units and Over-Allotment Units.
     In rendering this opinion, we have examined: (i) the Certificate of Incorporation and By-laws of the Company, each as presently in effect and included as Exhibits 3.1 and 3.2, respectively, to the Registration Statement; (ii) resolutions of the Company’s Board of Directors authorizing the issuance of the Units and Over-Allotment Units and the preparation and filing of the Registration Statement; (iii) the Registration Statement; (iv) draft of the Class H Warrant agreements and the Class H Warrant certificates (the “Warrant Documents”); and (v) such statutory provisions, certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed. We have also examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.
     Based upon the foregoing, we are of the opinion that:
     (i) The shares of Common Stock included in the Units and Over-Allotment Units have been duly authorized and, when issued and sold in accordance with and in the manner described in the prospectus set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable. The shares of Common Stock issuable upon exercise of the Class H Warrants included in the Units and Over-Allotment Units have been duly and validly authorized and, to our knowledge, reserved for issuance upon exercise of such Class H Warrants, and such shares of Common Stock, when so issued upon exercise of the Class H Warrants and upon delivery by the purchaser of the consideration for such shares, will be duly authorized, validly issued, fully paid and non-assessable.

     (ii) The Class H Warrants, included in the Units and Over-Allotment Units, constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained such documents, if any, may be limited by applicable federal or state law and consideration of public policy.
     (iii) Each of the Units and Over-Allotment Units constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained such documents, if any, may be limited by applicable federal or state law and consideration of public policy.
     This opinion is limited to the Federal law of the United States, and the applicable statutory provisions of General Corporation Law of the State of Delaware, including all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting those laws and provisions. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus included in the Initial Registration Statement under the heading “Legal Matters.”
     This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act and may not be used or relied upon for any other purpose. This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.
Very truly yours,
/s/ Cozen O’Connor